EXHIBIT 99.1

October 20, 2004	Contact: Craig McCollam Dionex Corporation 408-481-4107

DIONEX REPORTS RECORD SALES AND EARNINGS FOR THE FIRST QUARTER

     FOR RELEASE WEDNESDAY, OCTOBER 20, 2004, 1:05 P.M. PDT

Sunnyvale, California — Dionex Corporation (NASDAQ: DNEX) today announced record sales and earnings for its first quarter of fiscal 2005.

For the first quarter ended September 30, 2004, sales were $63.2 million, an increase of 19%, compared with the $53.3 million reported in the first quarter of last year. Excluding the favorable effects of currency fluctuations, sales grew by 13% for the quarter. Operating income for the quarter was $14.3 million, an increase of 24%, compared with the same period last year. Diluted earnings per share for the quarter were $0.45, an increase of 29%, compared with the $0.35 reported for the same quarter last year. Cash flow from operations for the quarter was very strong, totaling approximately $14 million.

During the first quarter, the Company repurchased 303,100 shares of its common stock for a total of $13.7 million.

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, “We started the year very strongly as we reported record sales and EPS for a first quarter, and our operating income grew 24% for the quarter. These results continue a series of ten quarters with strong growth. Our growth in operating income and diluted earnings per share was mainly driven by higher sales and good cost controls.

“Looking at sales, we experienced solid growth in our three major geographic regions and in our ion chromatography and HPLC product lines, compared with sales from the first quarter of fiscal 2004. Sales in North America grew in the high-single digits for the quarter. Sales in Europe grew in the high teens in reported dollars and mid-single digits in local currency. We are very pleased with the continued growth coming from Europe as economic conditions in certain countries continue to be difficult. Sales in Asia/Pacific grew over 40% for the quarter, driven by strong growth in all countries, especially Japan and China. Compared with the last two quarters, there were minimal incremental sales from the new drinking water analysis regulations enacted in Japan in our last fiscal year.

“If we look at the markets that we serve, we experienced good growth in our major markets: life sciences, environmental, chemical/petrochemical and power.

“We believe that we are well-positioned for continued growth in fiscal 2005. Looking at the second quarter, we forecast that sales will be in the range of $70-$72 million and that diluted earnings per share will be in the range of $0.53-$0.55. For the entire year, we forecast that sales will be in the range of $277-$286 million and diluted earnings per share in the range of $2.14-$2.19. These forecasts are based on the following assumptions: (a) continued improvements in the U.S. and European economies, (b) the incremental sales from the drinking water analysis regulations enacted in Japan in fiscal 2004 will be minimal in fiscal 2005, and (c) currency fluctuations will provide a very small benefit to sales and earnings per share in the second quarter and the full fiscal year. Overall, we anticipate our underlying business will grow as strongly in 2005 as in fiscal 2004 (excluding the incremental sales in Japan and currency benefits).”

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

The company will discuss first quarter results in a conference call on Wednesday, October 20, 2004 at 1:30 p.m. Pacific Time (PT). To listen to the call live, please turn into the webcast via www.Dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Thursday, October 21, 2004 until 5:00 p.m. PT, Friday, December 31, 2004.

Certain statements regarding sales and earnings contained herein that are not purely historical are forward-looking statements. Factors that may affect sales and earnings causing actual results to differ from these statements are foreign currency fluctuations, economic conditions in the areas in which the company sells its products, competition from other products, ability to attract and retain qualified personnel and existing product obsolescence. These factors and other risk and uncertainties are discussed in greater detail in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2004	2003
Net sales	$63,208	$53,276
Cost of sales	21,576	18,008

Gross profit	41,632	35,268

Operating expenses:
Selling, general and administrative	22,418	19,168
Research and product development	4,929	4,571

Total operating expenses	27,347	23,739

Operating income	14,285	11,529
Interest income, net	150	49
Other income (expense)	455	(332)

Income before taxes on income	14,890	11,246
Taxes on income	5,226	3,655

Net income	$9,664	$7,591

Basic earnings per share	$0.47	$0.36

Diluted earnings per share	$0.45	$0.35

Shares used in computing per share amounts:
Basic	20,718	20,981

Diluted	21,493	21,786

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT SEPTEMBER 30, 2004 AND JUNE 30, 2004
(In thousands)

	September 30,	June 30,
	2004	2004
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$61,605	$57,182
Short-term investments	1,863	1,604
Accounts receivable, net	49,417	53,128
Inventories	25,229	24,838
Other current assets	14,540	14,168

Total current assets	152,654	150,920
Property, plant and equipment, net	47,125	46,656
Goodwill and other intangible assets	28,802	29,032
Other assets	8,026	8,857

	$236,607	$235,465

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,316	$1,468
Accounts payable	7,736	8,113
Accrued liabilities	31,163	31,822
Income taxes payable	2,430	2,214
Accrued product warranty	3,754	3,584

Total current liabilities	46,399	47,201
Deferred income taxes and other	4,847	4,810
Stockholders’ equity	185,361	183,454

	$236,607	$235,465

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